Registration No. 333-





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                              PP&L Resources, Inc.
             (Exact name of registrant as specified in its charter)

          Commonwealth of Pennsylvania                  23-2758192
          (State or other jurisdiction of          (I.R.S. Employer
           incorporation or organization)          Identification No.)


                             Two North Ninth Street
                         Allentown, Pennsylvania  18101
                                 (610) 774-5151
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                      DIRECTORS DEFERRED COMPENSATION PLAN
                              (Full title of plan)
             John R. Biggar, Vice President - Finance and Treasurer
                       Pennsylvania Power & Light Company
                             Two North Ninth Street
                         Allentown, Pennsylvania  18101
                                 (610) 774-5151
 (Name, address, including zip code, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                     Proposed
                                     maximum       Proposed
 Title of each class                 offering       maximum        Amount of
 of securities to be  Amount to be  price per      aggregate     registration
     registered        registered     unit*     offering price*       fee

  Common Stock, $.01
       par value      200,000 shs.   $24.125      $4,825,000       $1,663.80

     *Only for the purpose of calculating the registration fee. In accordance with Rule 457(c), the price shown is based on sale prices on March 22, 1996 for securities of the same class as those to be delivered.

                                 200,000 Shares

                              PP&L RESOURCES, INC.

                                  Common Stock


          This Prospectus relates to up to 200,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of PP&L Resources, Inc. (the "Company") which have been and may be distributed to a participant pursuant to the Company's Directors Deferred Compensation Plan, as amended (the "Plan"), some of which may be offered from time to time hereby by the persons named under "Selling Shareowners" herein. Sales of the shares which may be offered by this Prospectus may be made from time to time on the New York or Philadelphia Stock Exchanges at prices and on terms then obtainable. The Company will receive no part of the proceeds of any sales of shares which may be offered hereunder. See "Selling Shareowners" herein for information concerning the Selling Shareowners.

          The Selling Shareowners and brokers acting on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such brokers may be deemed to be underwriting commissions under such Act.

          The Company will pay all expenses incurred by it in connection with this offering.

          The Company's Common Stock is traded on the New York and Philadelphia Stock Exchanges under the symbol PPL. On March 22, 1996 the last reported sale price per share for the Common Stock was $24.125.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is March 27, 1996.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: Suite 1400, 500 West Madison Street, Chicago, IL 60661; and Seven World Trade Center, Suite 1306, New York, NY 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Common Stock is listed on the New York and Philadelphia Stock Exchanges. Reports, proxy statements and other information concerning the Company can be inspected and copied at the respective offices of those exchanges at 20 Broad Street, New York, NY, and at 1900 Market Street, Philadelphia, PA. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the Company, Two North Ninth Street, Allentown, PA 18101.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents are incorporated herein by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     2. The Company's Registration Statement on Form 8-B relating to the Company's Common Stock.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO PENNSYLVANIA POWER & LIGHT COMPANY, TWO NORTH NINTH STREET, ALLENTOWN, PA 18101, ATTENTION: INVESTOR SERVICES DEPARTMENT (800/345-3085).


                                   THE COMPANY

          The Company was incorporated under the laws of the Commonwealth of Pennsylvania in 1994. The Company's general offices are located at Two North Ninth Street, Allentown, PA 18101, and its telephone number is 610/774-5151.

          The Company is a holding company whose principal subsidiary, Pennsylvania Power & Light Company ("PP&L"), serves approximately 1.2 million customers in a 10,000 square mile territory in 29 counties of central eastern Pennsylvania, with a population of approximately 2.6 million persons. This service area has 129 communities with populations over 5,000, the largest of which are the cities of Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre and Williamsport. The Company also engages in unregulated business activities through other subsidiaries. Such unregulated activities are expected to include the construction and/or operation of power plants in North America and elsewhere.


                            SECURITIES OFFERED HEREBY

          This Prospectus relates to up to 200,000 shares of Common Stock that have been and may be delivered to participants under the Plan, some of which may be offered from time to time hereby by the Selling Shareowners.


                                 USE OF PROCEEDS

          The shares of Common Stock offered hereby are being sold by the Selling Shareowners. The Company will not receive any of the proceeds from such sales.


                               SELLING SHAREOWNERS

          Each of the Selling Shareowners listed below is an outside director, or former outside director, of the Company. None of the Selling Shareowners either individually or as a group beneficially owns 1% or more of the outstanding shares of the Company's Common Stock.

          The Selling Shareowners may sell some or all of the shares distributed or that may be distributed under the Plan pursuant to this Prospectus, until such time as such shares become available for resale without registration according to the terms of Rule 144(k) under the Securities Act of 1933, as amended. Inclusion of these individuals in the following list does not constitute an acknowledgment by the Company or by any of these individuals that any one of these persons is an affiliate (as that term is defined in Rule 144(a) or any other securities law or regulation) of the Company. The number of shares set forth below with respect to each of these individuals represents the number of shares which has been credited to the account of such individual under the Plan as of the date of this Prospectus.

                                                           Number of Plan
                                                           Shares That May Be
          Name          Affiliation with the Company       Offered Hereby

Richard S. Barton       Former Director                            105.930

E. Allen Deaver         Director                                  2477.977

Nance K. Dicciani       Director                                   481.884

William J. Flood        Director                                    72.776

Daniel G. Gambet        Director                                    72.776

Elmer D. Gates          Director                                  1005.007

Derek C. Hathaway       Director                                   432.345

Stuart Heydt            Director                                   970.647

Clifford L. Jones       Director                                    72.776

John T. Kauffman        Director                                    72.776

Robert Y. Kaufman       Director                                    72.776

Ruth Leventhal          Director                                   217.929

Norman Robertson        Director                                    72.776

David L. Tressler       Director                                   177.575



          CERTAIN TAX MATTERS. In the opinion of Michael A. McGrail, Esq., Senior Counsel of PP&L, the Common Stock is exempt from existing personal property taxes in Pennsylvania.

          LISTING. The Common Stock is listed on the New York and Philadelphia Stock Exchanges.

          TRANSFER AGENTS AND REGISTRARS. The Transfer Agents and Registrars for the Common Stock are PP&L and Norwest Bank Minnesota, N.A., South St. Paul, MN.


                                     EXPERTS

          The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

          Statements made herein and in the documents incorporated by reference in this Prospectus as to matters of law and legal conclusions have been reviewed by Michael A. McGrail, Esq., Senior Counsel of PP&L, and have been made in reliance on his authority as an expert. Mr.McGrail is a full-time employee of PP&L.





          No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The Prospectus is not an offer to sell or a solicitation of an offer to buy in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

          PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents are incorporated herein by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     2. The Company's Registration Statement on Form 8-B relating to the Company's Common Stock.

          All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.  Description of Securities

          The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel.

          Statements made herein, in the information provided to Plan participants, in the Selling Shareowners Prospectus and in the documents incorporated by reference in this Registration Statement as to matters of law and legal conclusions have been reviewed by Michael A. McGrail, Esq., Senior Counsel of PP&L, and have been made in reliance on his authority as an expert. Mr. McGrail is a full-time employee of PP&L.

Item 6.  Indemnification of Directors and Officers.

          Section 7.01 of the By-laws of the Company reads as follows:

          "Section 7.01.  Indemnification of Directors and Officers.

          (a) Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the Board of Directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, "expense" shall include fee and expenses of counsel selected by such person; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

          (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

          (c) Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          (d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders of directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefits of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

          Directors and officers of the Company may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

          The Company presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 7.  Exemption from Registration Claimed.

          Shares previously credited to the accounts of participants under the Plan were so credited in reliance upon Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits.

          Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933.

Item 9.  Undertakings.

          The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 (the
         "Exchange Act") that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                 The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange
Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the By-laws of the Company and the provisions of Pennsylvania law described under Item 6 above, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 27th day of March, 1996.

                            PP&L Resources, Inc.


                            By:   /s/ William F. Hecht
                                 William F. Hecht, Chairman, President
                                    and Chief Executive Officer


                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of March, 1996.


           Signature                               Title


                                                   Principal Executive
           /s/ William F. Hecht                    Officer and Director
        William F. Hecht, Chairman, President
           and Chief Executive Officer


                                                   Principal Financial
           /s/ R.E. Hill                           Officer
        R.E. Hill, Senior Vice President-
           Financial and Treasurer



                                                   Principal Accounting
           /s/ J.J. McCabe                         Officer
        J.J. McCabe, Vice President
           and Controller



E. Allen Deaver, Nance K. Dicciani, William        Directors
        J. Flood, Daniel G. Gambet, Elmer D.
        Gates, Derek C. Hathaway, Stuart
        Heydt, Clifford L. Jones, John T.
        Kauffman, Robert Y. Kaufman, Ruth
        Leventhal, Frank A. Long, Norman
        Robertson and David L. Tressler


By         /s/ William F. Hecht
        William F. Hecht, Attorney-in-fact

                              PP&L RESOURCES, INC.

                                  EXHIBIT INDEX


        The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The balance of the Exhibits have heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

        *5(a) --Opinion of Michael A. McGrail, Esq. with respect to legality of securities being registered hereunder.

        *5(b) --Opinion of Simpson Thacher & Bartlett with respect to legality of securities being registered hereunder.

        *23(a)  --Consent of Deloitte & Touche LLP

        *23(b)  --Consent of Price Waterhouse LLP

        23(c)   --Consent of Michael A. McGrail, Esq. (Reference is made to
                Exhibit 5(a) filed herewith)

        23(d)   --Consent of Simpson Thacher & Bartlett. (Reference is made to
                Exhibit 5(b) filed herewith)

        *24     --Power of Attorney